Exhibit 99.1

VAALCO ENERGY ANNOUNCES COMMENCEMENT OF 2019/2020 DRILLING CAMPAIGN AT ETAME AND

PROVIDES OPERATIONAL UPDATE

HOUSTON – September 13, 2019 – VAALCO Energy, Inc. (NYSE: EGY) (“VAALCO” or the “Company”) today announced that the Company has commenced its 2019/2020 drilling campaign and spud the Etame 9P appraisal wellbore at the Etame field offshore Gabon.  Drilling of the Etame 9P appraisal wellbore is expected to take approximately four weeks, after which the Company will commence drilling the Etame 9H development well targeting the Gamba reservoir.  The objective of the Etame 9P appraisal wellbore is to test the Dentale reservoirs beneath the Etame field.  The Company estimates that there could be up to 4.6 million gross barrels of recoverable oil present in the Dentale reservoirs beneath the Etame field.  If these resources are present in the Dentale, the Company will need to drill additional wells to exploit these reservoirs. As previously announced, VAALCO contracted the Vantage Drilling International Topaz jackup drilling rig to execute the 2019/2020 drilling campaign, which will include two appraisal wellbores and up to three development wells.

Cary Bounds, the Company’s Chief Executive Officer, commented, “We have entered into the first phase of our growth strategy starting with the Etame 9P appraisal wellbore where we are seeking to de-risk significant resources in the Dentale formation with a view to future exploitation opportunities.   The resources we are targeting were identified in oil-bearing Dentale reservoirs encountered in wells drilled beneath the Gamba reservoir at the Etame field.  The Etame 9P appraisal wellbore represents the first of many opportunities where we are attempting to create substantial value for our shareholders by converting resources to reserves in a cost-effective manner.”

Gabon Production and Operational Update and Other Matters

Based on actual production volumes thus far in the third quarter of 2019, the Company reaffirms its prior production guidance and expects third quarter 2019 production to be in the range of 3,000 to 3,300 barrels of oil per day (“BOPD”), net, and full year 2019 production to be in the range of 3,300 to 3,900 BOPD, net.  In early September 2019, the Electric Submersible Pump (“ESP”) failed in the Etame 10H well after operating for 4.5 years. Prior to the ESP failure, the well was producing approximately 200 BOPD, net to VAALCO.  VAALCO is investigating various cost-effective options available to replace the ESP, including utilizing the Vantage drilling rig to perform a workover.  The Company does not anticipate the loss of production from the Etame 10H well to change third quarter 2019 or full year 2019 production guidance.  In setting its range for production guidance, the Company considers unforeseen events such as mechanical issues as well as the timing and results from the 2019/2020 drilling campaign.

The Company also signed definitive agreements to finalize the previously announced agreement in principle with the Etame joint venture owners to resolve past audit findings for the periods from 2007 through 2016 for $4.4 million net to VAALCO.  The agreement provides for procedures to minimize the chances of future audit claims. As the Company accrued the $4.4 million settlement amount in the 2019 second quarter financial statement, no further adjustments are expected.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding wells anticipated to be drilled and placed on production, future levels of drilling activity and associated production and cash flow expectations, the Company's 2019 guidance and capital expenditure forecast, estimated reserve quantities and the present value thereof, the implementation of the Company's business plans and strategy,  expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, production and sales projections, and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the U.S. Securities and Exchange Commission (“SEC”) which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Reserves Disclosure

This press release contains oil and gas metrics, which do not have standardized meanings or standard methods of calculation as classified by the SEC and therefore such measures may not be comparable to similar measures used by other companies. Such metrics have been included herein to provide readers with additional measures to evaluate the Company’s performance; however, such measures are not reliable indicators of the future performance of the Company and future performance may not compare to the performance in previous periods.

Investor Contact

Al Petrie 713-543-3422